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                                                          EXHIBIT 12.1


                       NEWMONT MINING CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Amounts in thousands except ratios)
                                       (Unaudited)

                                                       Six Months Ended
                                                         June 30, 1995
                                                       ----------------
Earnings:
  Income before income taxes                               $ 118,187

  Adjustments:
    Net interest expense (1)                                  17,446
    Amortization of capitalized interest                       1,154
    Portion of rental expense representative
     of interest                                                 713
    Minority  interest of majority-owned subsidiaries
     that have fixed charges                                   9,101
    Undistributed income of less than 50%
     owned entities                                           (1,469)
                                                           ---------
                                                           $ 145,132
                                                           =========
Fixed Charges:
  Net interest expense (1)                                 $  17,446
  Capitalized interest                                         6,077
  Portion of rental expense representative
   of interest                                                   713
                                                           ---------
                                                           $  24,236
                                                           =========

Ratio of earnings to fixed charges                               6.0
                                                           =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.